Exhibit 21.1

List of Subsidiaries of Susser Holdings, L.L.C.

Name	State of Incorporation
Applied Petroleum Technologies, Ltd.	Texas

APT Management Company, LLC	Texas

C&G Investments, LLC	Delaware

Corpus Christi Reimco, LLC	Texas

S Interests Management Company, LLC	Texas

SSP BevCo I LLC	Texas

SSP BevCo II LLC	Texas

SSP Beverage LLC	Texas

SSP Holdings Limited Partnership	Texas

SSP Partners	Texas

SSP Services Management Company, LLC	Texas

SSP Services, LP	Texas

Susser Company, Ltd.	Texas

Susser Finance Corporation	Delaware

Susser Holdings Corporation	Delaware

Susser Petroleum Company, LP	Texas

Susser Petroleum Management Company, LLC	Texas

TND Beverage LLC	Texas